Exhibit 99

Magnum D’Or Resources Signs 5 year $91,200,000.00 USD Agreement with National Sales & Supply for Rubber Buffings

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Magnum D’Or Resources, Inc. (OTCBB:MDOR) (Magnum) announces the signing and closing of a 5 year, $91,200,000.00 ($18,240,000.00 annually) contract, with National Sales & Supply (NSS, LLC.) for rubber buffings effective immediately.

This signed agreement between Magnum and Bensalem, PA based National Sales & Supply is for rubber buffings. Magnum will operate in such capacity to process tires and rubber chips in to usable goods such as buffings.

Joseph Glusic, President of Magnum stated, “We are now accelerating our multi-phase business plan that will include our own production facilities, joint ventures, and sub-license of proprietary technology to qualified groups. With contract in-hand we are now able to seek the capital funding required to meet our rapid growth projections in the “Green” market. The interest in our technology has been staggering to date.”

Magnum, through Spreelast, owns licensing rights and technology to a number of patents for Devulcanising rubber, production of EPDM powders, and EPDM compounds that could potentially revolutionize the rubber recycling industry in the U.S., Canada, and China.”

NSS, LLC is a leading manufacturer and distributer of rubber landscaping products including; rubber mulch, rubber timber, benches, steeping stones, pavers, flower beds, pathways, pool & pond borders, and playground safety surfacing products including; flex curbs, rubber ground fill, swing safe mats, rubber safety tiles, walk & roll mats.

National Sales & Supply Home page http://www.nsalessupply.com/index.htm and to view Rubber Mulch http://www.national-mulch.com/

Magnum is rapidly expanding to become a Global Leader in the Recycling industry by providing: Turnkey Recycling Plants, Operational Assistance, Consulting Resources, Waste Management Solutions, and Heavy Equipment Supplies, such as, shredders, granulators, and various machinery for reclaiming and utilizing raw materials. Magnum will also continue as an 'incubator' for businesses seeking to expand in the public venue through acquisitions and partnerships.

Safe Harbor Statement under the Private Securities Litigation Reform Act Of 1995:

Statements contained in this document that are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. The company is not required to update its forward-looking statements.

Contact:
Magnum D'Or Resources, Inc., Fort Lauderdale
Joseph Glusic, CEO, 305-420-6563
mdor@magnumresources.net
www.magnumresources.net